Exhibit 10.2

AMENDMENT NO. 3
TO
SECURITIES PURCHASE AGREEMENT
AND CLOSING CERTIFICATE

THIS AMENDMENT NO. 3 TO THE SECURITIES PURCHASE AGREEMENT and Closing Certificate (this “Amendment”) is made and entered into as of October 14, 2014 by and among Electronic Cigarettes International Group, Ltd. (f/k/a Victory Electronic Cigarettes Corp.), a Nevada corporation (the “Company”), Must Have Limited, a limited liability company incorporated in England and Wales with company number 05101019 (“Must Have”), FIN Branding Group, LLC, an Illinois limited liability company (“FIN”), Hardwire Interactive Acquisition Company, a Delaware corporation and wholly-owned subsidiary of the Company (“Hardwire”), VCIG LLC (“VCIG”) and JGB (Cayman) Cambridge Ltd. (“JGB” or the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into a Securities Purchase Agreement, dated as of April 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement;

WHEREAS, the Purchaser intends to make an additional advance to the Company in an amount equal to $5,000,000 and in consideration therefore the Company shall increase the principal amount of the Note by $5,500,000, in each case, in accordance with the terms of this Amendment;

WHEREAS, as an inducement to the Purchaser to make the additional advance, each of FIN Branding Group, LLC (“FIN”), VCIG LLC (“VCIG”) and Hardwire Interactive Acquisition Company (“Hardwire”) will enter into an unconditional guaranty of all of the Company’s obligations under the Notes and the other Transaction Documents (together, the “Subsidiary Guarantees”);

WHEREAS, as an additional inducement to the Purchaser to make the additional advance, the Company will pledge 100% of the equity interests of Hardwire and VCIG to the Purchaser and VCIG will pledge 100% of the equity interests of FIN as additional security for its obligations under the Notes and the other Transaction documents and each of FIN, Hardwire and VCIG shall grant the Purchaser a first priority security interest in all of their respective assets as security for their obligations under the Subsidiary Guarantees all pursuant to a Pledge and Security Agreement by and among the Company, FIN, Hardwire, VCIG and the Purchasers (collectively with all agreements and instruments required to be executed and delivered by the Company, FIN and/or Hardwire thereunder, the “Security Agreement”), which shall be acceptable to the Purchaser in form and substance;

WHEREAS, the parties hereto desire to amend the Purchase Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 6.3 of the Purchase Agreement, the amendments requested by the Company must be contained in a written agreement signed by the Company and Purchaser.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Purchase Agreement.  In addition, the definitions of “Security Documents” and “Transaction Documents” set forth in the Purchase Agreement are deemed amended to include the Subsidiary Guarantees and the Security Agreement and the Amended Security Documents (as defined in the Deed of Amendment (the “Deed of Amendment”), dated October 14, 2014, by and among Must Have, the Purchaser, JGB Collateral LLC and subordinated creditors signatory thereto) as, in each case, such documents and agreements may be amended, modified or supplemented from time to time.

2. Section 1.3.  Section 1.3 of the Purchase Agreement is hereby amended by (i) deleting the reference to “$7,000,000” in the last line of Section 1.3(a) and replacing it with “$12,000,000” and (ii) inserting the following new paragraphs immediately after paragraph (e) in Section 1.3:

“(f)           Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser severally, but not jointly, agrees to purchase from the Company, on the Third Incremental Loan Closing Date (as defined below) Incremental Loan Notes in the principal amount of $5,500,000 (the “Third Tranche”) for an aggregate purchase price of up to $5,000,000 (the “Third Tranche Purchase Price”).  In connection with the foregoing, the Company and the Purchasers have entered into a Third Amendment to the Notes in substantially the form attached hereto as Exhibit N (the “Third Note Amendment”) to evidence the Third Tranche of Incremental Loan Notes.  The Third Tranche Purchase Price shall reduce the $10,000,000 identified for Acquisition Loans set forth in Section 1.4(a) hereof.

(g)           The closing of the purchase and sale of the Third Tranche of Incremental Loan Notes shall occur on October 14, 2014, or such other date as the parties may mutually agree (the “Third Incremental Loan Closing Date” or “Third Incremental Loan Closing”), provided, that all of the conditions set forth in Article 4.3 and Section 1.3(h) hereof have been satisfied. For all purposes of this Agreement, including without limitation Article 2 hereof, the Third Incremental Loan Closing Date shall be deemed an “Incremental Loan Closing Date” and the Third Incremental Loan Closing shall be deemed an “Incremental Loan Closing.” Each closing contemplated by this paragraph shall take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112 at 10:00 a.m. New York Time, or at such other time and place as the parties may agree.

(h)           All obligations of the Purchasers with respect to the Third Tranche are subject to the satisfaction, on or before the Third Incremental Loan Closing Date, of the following conditions:

(i) Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company in this Agreement, as amended, the Transaction Documents, as amended (the “Third Tranche Documents” and together with the Purchase Agreement and the Transaction Documents, as amended, restated supplemented or otherwise modified from time to time in accordance with their provisions, the “Loan Transaction Documents”) shall be true and correct in all material respects on and as of the Third Incremental Loan Closing Date as if made on and as of such date, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date. For purposes of determining the Company’s compliance with this condition, only the disclosures in Reports filed prior to September 25, 2014 shall be deemed to be exceptions to the Company’s representations and warranties in Section 2.1;

(ii) Performance by the Company; Execution and Delivery.  The Company, Must Have, FIN, VCIG and Hardwire shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the applicable Loan Transaction Documents. The Company, Must Have, FIN, VCIG and Hardwire shall have executed and/or delivered each of the applicable Loan Transaction Documents, including but not limited to the Third Tranche Documents and any amendments to the Transaction Documents or other documents requested by the Purchaser in form and substance satisfactory to the Purchaser;

(iii) Amended Note; Other Loan Transaction Documents.  The Company shall have duly executed and delivered to Purchaser the Third Note Amendment. In connection with the foregoing, at or prior to the Third Incremental Loan Closing, the Company shall have delivered to Purchaser each of the following:

(A)
 a termination and release agreement with respect to the Credit Agreement and all related documents, duly executed by FIN and Wells Fargo Bank, N.A., together with UCC-3 termination statements for all UCC-1 financing statements filed by Wells Fargo Bank, N.A. and covering any portion of the Collateral (as defined in the Security Documents); and

(B)
 evidence that all other action that Purchaser may deem necessary or desirable in order to perfect the liens created under the Security Documents has been taken (including without limitation landords’ and bailees’ waiver and consent agreements and deposit account control agreements);

(C)	a payoff letter in form and substance satisfactory to the Purchaser, duly executed by Wells Fargo Bank, N.A.;

(D)	the Subsidiary Guarantees duly executed and delivered by each of FIN, VCIG and Hardwire;

(E)	the Security Agreement, duly executed by the Company, VCIG, FIN and Hardwire, and any other agreement, instrument or other document required to be executed and delivered by any of them thereunder; and

(F)	Intercreditor agreement by and among JGB, the Company, FIN, Hardwire, VCIG and Pinnacle Family Office Investments, L.P. and the Pinnacle Noteholders (the “Intercreditor Agreement”).

(iv) Establishment of Accounts. A lockbox account shall have been properly established by FIN at Wells Fargo Bank, N.A. in accordance with the terms and conditions of the Security Agreement (the “Lockbox Account”). All necessary and proper account control agreements with respect to such account shall have been duly executed and delivered by FIN and Wells Fargo Bank, N.A.;

(v) No Default.  No Event of Default under the Notes shall have occurred or be continuing;

(vi) Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate, signed by the Secretary of the Company and dated as of each Incremental Loan Closing Date, as to (i) the resolutions adopted by its Board of Directors approving the transactions contemplated hereby, (ii) its charter, as in effect at each Incremental Loan Closing Date, (iii) its bylaws, as in effect at each Incremental Loan Closing Date, and (iv) the authority and incumbency of the officers executing the Loan Transaction Documents and any other documents required to be executed or delivered in connection therewith;

(vii) Officer’s Certificate. The Company shall have delivered to Purchaser a certificate signed by an executive officer on behalf of the Company, dated as of each Incremental Loan Closing Date, confirming the accuracy of the Company’s representations, warranties and performance of the covenants of the Company, Must Have, FIN and Hardwire as of each Incremental Loan Closing Date and confirming the compliance with the conditions precedent set forth in paragraphs (i)-(vi) and (viii)-(ix) of this Section 1.3(h) as of each Incremental Loan Closing Date;

(viii) Material Adverse Effect. No change having or that would be expected to have a Material Adverse Effect shall have occurred. Without limiting the generality of the foregoing, the parties agree that a change having a Material Adverse Effect shall be deemed to have occurred if: (1) the Closing Bid Price (as defined in the Note) for the Common Stock on the Principal Market is less than $3.00 per share on any of the twenty consecutive Trading Days prior to the applicable Incremental Loan Closing Date, (2) any event of default under any Indebtedness in excess of $50,000 of the Company or any Subsidiary has occurred or is continuing, or the occurrence or continuance of any event or circumstance that would with the giving of notice result in an acceleration prior to maturity of any such Indebtedness, (3) the Company or any Subsidiary is unable to pay its Indebtedness and other obligations and liabilities as such Indebtedness and other obligations and liabilities come due, (4) the Company or any Subsidiary attempts to arrange a composition, adjustment or restructuring of its Indebtedness and/or other obligations in excess of $500,000 in the aggregate and/or (5) the Company or any Subsidiary is required to make or otherwise subject to any late payments, penalty payments, liquidated damages payments or any other kind of payment that arises as a result of the Company’s or such Subsidiary’s violation or breach of, failure to comply with or default under any instrument evidencing Indebtedness or other contract, in each case, evidencing obligations of the Company in excess of $500,000 in the aggregate, including, without limitation, any registration rights agreement. For all purposes of this Agreement, each of Must Have, FIN and Hardwire shall be deemed a “Subsidiary.”

(ix) Approvals. The Company shall have obtained all required consents and approvals of its Board of Directors to deliver and perform all obligations pursuant to the Loan Transaction Documents.”

3. Section 2.1. Section 2.1 of the Purchase Agreement is hereby amended by deleting the last sentence of paragraph (a) and replacing it with the following:

“For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of (i) Must Have, (ii) FIN, (iii) VCIG, (iv) Hardwire, individually, or (v) the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit in any material respect the ability of the Company, Must Have, Hardwire, VCIG or FIN to perform any of their respective obligations under this Agreement or any of the other Transaction Documents (as defined below) in any material respect.”

4. Section 3.11.  Section 3.11 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“ 3.11 No Pledge. The Company shall not, and shall cause each Subsidiary not to, create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance, hypothecation or other grant of security interest, whether direct or indirect, voluntary or involuntary or by operation of law on any of the business assets and/or property of Must Have, FIN, VCIG or Hardwire (“Pledge Limitations”) or the Company’s equity interests in Must Have, FIN, VCIG or Hardwire, in each case, without the prior written consent of the Purchasers.  Such Pledge Limitations shall not apply to any Permitted Liens.  “Permitted Liens” shall mean: (i) liens imposed by law for taxes, assessments or charges or levies of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) liens of landlords and liens of carriers, warehousemen, suppliers, mechanics, materialmen and other liens in existence on the date hereof or thereafter imposed by law and created in the ordinary course of business; (iii) liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts, statutory obligations and other similar obligations, (iv) easements (including, without limitations, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Company, (v) letters of credit or deposits in the ordinary course to secure leases, and (v) the liens in the assets of FIN and Hardwire of Pinnacle Family Office Investments, L.P. as collateral agent for the holders of those certain 15% Senior Secured Convertible Promissory Notes in the original aggregate principal amount of $27,375,000 (the “15% Convertible Notes”) issued pursuant to the Amended and Restated Note Purchase Agreement, dated February 28, 2014, subject always to the terms of the Intercreditor Agreement, except to the extent any of the foregoing clauses (i) – (v) would be expected to result in a Material Adverse Effect.”

5. Section 3.12.  Section 3.12 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.12  Indebtedness. The Company shall cause Must Have, FIN, VCIG and Hardwire not to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind without the prior written consent of the Purchasers other than, solely with respect to Must Have, the Corporate Guarantee of Must Have in favor of David Steven Levin, Melanie Levin, Miguel Carlo Corral and David Ryder, dated April 22, 2014 (the “Must Have Guarantee”).”

6. Section 3.13.  Section 3.13 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.13  No Guarantees of Indebtedness. The Company will cause Must Have, FIN, VCIG and Hardwire not to guarantee (directly or indirectly), any Indebtedness of the Company, any Subsidiary or any other person, other than, solely with respect to Must Have, the Must Have Guarantee.”

7. Section 3.17.  Section 3.17 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.17 Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined herein), except for Restricted Payments made by any Subsidiary to the Company.  Notwithstanding the foregoing, the Company shall not permit or cause Must Have, FIN, VCIG or Hardwire to make any Restricted Payment to the Company or any other direct or indirect parent entity or any other person, and any such payment shall, for the avoidance of doubt, be prohibited by this Section 3.17, without the express prior written consent of the Purchasers or as otherwise provided in the Security Documents.  “Restricted Payments” shall mean for any Person, (a) any dividend or distribution on any class of its capital stock, (b) any payment on account of, or the setting apart of assets for a sinking or other analogous fund, or the purchase, redemption, retirement, defeasance or other acquisition of any shares of its capital stock or any options, warrants, or other rights to purchase its capital stock, whether now or hereafter outstanding and (c) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, of, on account of, or in respect of, the principal of any Indebtedness that is subordinated to the obligations arising under the Notes (or any installment thereof) prior to the regularly scheduled payment date thereof (as in effect on the date such Indebtedness was originally incurred or as amended with the prior written consent of the Purchasers).  For the avoidance of doubt, and without limiting the immediately following sentence, any payment of the Loan Notes (as defined in the Acquisition Agreement) or 15% Convertible Notes by the Company with net proceeds from the sale of equity securities pursuant Section 3.24 herein, the Intercreditor Deed and/or the Intercreditor Agreement, as applicable, shall not be deemed a “Restricted Payment” for purposes of this Section 3.17, provided that no Event of Default under the Notes has occurred or is continuing.  In addition, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or otherwise make any payments (including scheduled payments of principal and interest) in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing, (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing or (iii) an Event of Default will occur or would reasonably be expected to occur as a result of such redemption, defeasance, repurchase, repayment or other payment.”

8. Section 3.21.  Section 3.21 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.21  Operations of Must Have, FIN, VCIG and Hardwire.

i. The Company shall not cause or permit Must Have, FIN, VCIG or Hardwire to Transfer any of their assets, business or other property, whether now owned or hereinafter acquired, or issue or sell any Equity Interests of Must Have, FIN or Hardwire to any person (including, without limitation, the Company or any other Subsidiary of the Company), except (i) dispositions of obsolete or worn-out property in the ordinary course of business and (ii) the sale of inventory in the ordinary course of business.  “Transfer” means any sale, assignment, license, pledge, transfer, hypothecation or other disposition, conveyance or encumbrance.

ii. The Company shall cause each of Must Have, FIN, VCIG and Hardwire to conduct its business in the ordinary course of business consistent with past practice and for each such entity, shall preserve and maintain intact its current business organization, operations and franchise and preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having relationships with each of Must Have, FIN and/or Hardwire.

iii. The Company shall not cause or permit (i) either of Must Have, FIN or Hardwire to commingle its assets with the assets of the Company or any other Subsidiary of the Company or otherwise use its assets or other property for the benefit of any other Person (including, without limitation, the Company or any other Subsidiary of the Company), except that the Company shall cause Hardwire to deposit, or cause to be deposited, all of its accounts receivables, revenues, proceeds and other cash into the Lockbox Account, and/or (ii) the business of Must Have, FIN, VCIG or Hardwire to be run through any entity other than Must Have, FIN, VCIG and Hardwire, respectively.

iv. The Company will not take any action, or fail to take any action that could materially diminish the business of Must Have, FIN, VCIG or Hardwire or divert the business of Must Have, FIN or Hardwire to any other Person (including, without limitation, the Company or any other Subsidiary).”

9. The Purchase Agreement is further amended by replacing sub-clause (2) of clause (ii) of the second sentence of Section 3.23 with the following:

“(2) the lowest of the conversion prices set forth in Section 2(b)(ii) of the Notes, as adjusted pursuant to and in accordance with the terms of the Notes.”

10. Section 3.24.  Section 3.24 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.24   Pay Downs of Indebtedness.  Except for the amortization payment due on October 30, 2014 (the “October Amortization Payment”) equal to $263,158 in the aggregate under the terms of the 5% Original Issue Discount Convertible Promissory Note in the principal amount of $4,210,526.33 issued to Dominion Capital LLC on May 30, 2014, neither the Company nor any Subsidiary shall make any payment of principal under any Indebtedness other than with net proceeds from the sale of equity securities of the Company. Notwithstanding the foregoing, at any time on or after November 17, 2014, the Company may make payments pursuant to the terms of the Company’s (i) 5% Original Issue Discount Convertible Promissory Note in the principal amount of $4,210,526.33 issued to Dominion Capital LLC on May 30, 2014, (ii) 5% Original Issue Discount Convertible Promissory Note in the principal amount of $2,105,263.16 issued to Dominion Capital LLC on May 30, 2014, (iii) 5% Original Issue Discount Convertible Promissory Note in the principal amount of $5,263,157.89 issued to Dominion Capital LLC on July 17, 2014 and (iv) 5% Original Issue Discount Convertible Promissory Note in the principal amount of $5,789,473.68 issued to MG Partners II Ltd. on July 17, 2014, in each case as in effect on the date hereof (collectively, the “5% OID Notes”).  For the avoidance of doubt, except for the October Amortization Payment, the Company shall not make any cash payments of principal or any amortization payments under the 5% OID Notes prior to November 17, 2014. For further avoidance of doubt, the Company shall not use any proceeds from the sale of the Notes hereunder (including, without limitation, the First Tranche, Second Tranche or Third Tranche) to make any payments under any such Indebtedness other than to Wells Fargo Bank, N.A. as contemplated by the payoff letter.  The Company agrees that it will not enter into any amendments, waivers, variations or modifications to the 5% OID Notes without the prior written consent of JGB.”

11. The Purchase Agreement is further amended by adding the following as a new Section 3.25:

“3.25 Lockbox Account.  The Company shall cause FIN to maintain, the Lockbox Account and otherwise maintain such account in accordance with the terms the terms of the Security Agreement. The Company and FIN acknowledge and agree that any withdrawal from the Lockbox Account shall require the written authorization of JGB. To the extent that the cash or deposit in the Lockbox Account exceeds $2,000,000, the Company may request in writing to utilize such amount in excess of $2,000,000. The Purchaser may, in its discretion, within five (5) Business Days of such request, authorize the Company to use such excess funds, at the Purchaser’s option, to (i) purchase inventory for FIN or (ii) make advance payment of any Holder Redemption Right for any calendar month subsequent to the calendar month in which such request was made.”

12. Additional Representations and Warranties. The Company, Must Have, FIN, VCIG and Hardwire hereby represent and warrant (before and after giving effect to this Amendment) that:

(a) Each of the Company, Must Have, FIN, VCIG and Hardwire has the corporate power and authority, and the legal right, to execute, deliver and perform this Amendment and to enter into the transactions contemplated hereby.

(b) Each of the Company, Must Have, FIN, VCIG and Hardwire has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(c) No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with this Amendment, or the execution, delivery, performance, validity or enforceability of this Amendment or the transactions contemplated hereby, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

(d) Each of the Amended Security Documents (as defined in the Deed of Amendment (the “Deed of Amendment”), dated October 14, 2014, by and among Must Have, the Purchaser, JGB Collateral LLC and subordinated creditors signatory thereto) and each other document and instrument executed and delivered by Must Have in connection therewith, including without limitation the Inter-creditor Deed, the Share Charge, the Senior Debenture and the Senior Guarantee (each as defined in the Deed of Amendment), remains in full force and effect and is a valid, enforceable and subsisting agreement of Must Have.  Must Have represents and warrants on the date of this Amendment by reference to the facts and circumstances existing on that date that all the representations and warranties contained in clause 8 of the Senior Debenture and clause 5 of the Senior Guarantee are true and accurate as if repeated on the date of this Amendment.  Each of Must Have and the Company, as applicable, has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Deed of Amendment, the Inter-creditor Deed, the Share Charge, the Senior Debenture and the Senior Guarantee and each other document and instrument executed and delivered by Must Have or the Company in connection therewith required to be complied with by Must Have or the Company, as applicable.

(e) This Amendment constitutes the legal, valid and binding obligations of the Company, Must Have, FIN, VCIG and Hardwire and are enforceable against the Company, Must Have, FIN and Hardwire in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

13. Additional Covenants and Agreements.  At such times as the Purchaser may reasonably request, the Company shall cause its legal counsel to issue one or more legal opinions to the Purchaser and the Company’s transfer agent in order to cause any shares of common stock to be issued and/or the Notes to be free of any restrictive legends or other restriction on transfer under applicable securities laws.

14. Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Purchase Agreement and the other Loan Transaction Documents are and shall remain in full force and effect and are hereby ratified and confirmed by the Company, Must Have, FIN, VCIG and Hardwire. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Purchase Agreement or the other Loan Transaction Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Company, Must Have, FIN, VCIG and Hardwire that would require the waiver or consent of the Purchaser.

15. Public Announcement.  Within four (4) Business Days after the date hereof, the Company shall file a Current Report on Form 8-K, including this Amendment as an exhibit thereto, with the SEC.  From and after the filing of such Form 8-K, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser or any of its representatives by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Loan Transaction Documents or otherwise. The Form 8-K that the Company is required to file pursuant to this Section 15 shall be subject to Purchaser’s prior review and approval.

16. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Company, Must Have, FIN, VCIG Hardwire, the Purchasers and each of their respective successors and permitted assigns.

17. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of the State of New York. The parties submit to the jurisdiction of the state and federal courts located in New York County, New York for any action, suit or proceeding arising out of this Amendment.

18. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

19. Costs and Expenses. The Company agrees to pay or reimburse the Purchaser for out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby in an amount equal to $100,000 plus reasonable attorneys’ fees.  The Company acknowledges and agrees that, at the Purchaser’s option, the Third Tranche may be funded net of such amount.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Electronic Cigarettes International Group, Ltd. By_____________________ Name: Title:.	Must Have Limited By_____________________ Name: Title:
FIN Branding Group, LLC By_____________________ Name: Title:	Hardwire Interactive Acquisition Company By_____________________ Name: Title:
JGB (Cayman) Cambridge Ltd. By_____________________ Name: Title:	VCIG LLC By_____________________ Name: Title:

Exhibit N
Third Note Amendment